Exhibit 99.1

EPAM Reports Results for Second Quarter 2023 and Updates Full Year Outlook

•Second quarter revenues of $1.170 billion, down 2.1% year-over-year
•GAAP Income from Operations was 12.3% of revenues and Non-GAAP Income from Operations was 16.3% of revenues for the second quarter
•Second quarter GAAP Diluted EPS of $2.03, an increase of $1.71, and Non-GAAP Diluted EPS of $2.64, an increase of $0.26 on a year-over-year basis
•For the full year, EPAM narrows expected revenues to now be in the range of $4.650 billion to $4.700 billion, updates expected GAAP Diluted EPS to now be in the range of $7.00 to $7.20 and narrows expected Non-GAAP Diluted EPS to now be in the range of $9.90 to $10.10
•For the third quarter, EPAM expects revenues to be in the range of $1.140 billion to $1.150 billion, GAAP Diluted EPS to be in the range of $1.62 to $1.70 and Non-GAAP Diluted EPS to be in the range of $2.52 to $2.60
Newtown, PA, USA — August 3, 2023 — EPAM Systems, Inc. (NYSE: EPAM), a leading digital transformation services and product engineering company, today reported results for the second quarter ended June 30, 2023.
“While the demand environment remains uneven, due in part to a slowdown in near-term decision making, EPAM continues to position for the eventual return of growth as customers gain confidence in their optimization initiatives and shift their focus to investing for differentiation," said Arkadiy Dobkin, CEO & President, EPAM. “We remain close to our clients, driving new business with an increased focus on demand generation, including go-to-market activities and partnerships, in addition to progressing ongoing investments in our strategic priorities."

Second Quarter 2023 Highlights
•Revenues decreased to $1.170 billion, a year-over-year decrease of $24.7 million, or 2.1%. On an organic constant currency basis excluding the impact of the exit from Russia, revenues were down 1.7% compared to the second quarter of 2022;
•GAAP income from operations was $144.3 million, an increase of $51.3 million, or 55.2%, compared to $93.0 million in the second quarter of 2022;
•Non-GAAP income from operations was $190.8 million, an increase of $13.3 million, or 7.5%, compared to $177.5 million in the second quarter of 2022;
•Diluted earnings per share (“EPS”) on a GAAP basis was $2.03, an increase of $1.71 compared to $0.32 in the second quarter of 2022 largely driven by the adverse impact of Russia's invasion of Ukraine on diluted EPS on a GAAP basis in the prior-year period; and
•Non-GAAP diluted EPS was $2.64, an increase of $0.26, or 10.9%, compared to $2.38 in the second quarter of 2022.
Cash Flow and Other Metrics
•Cash provided by operating activities was $176.4 million for the first six months of 2023, compared to cash provided by operating activities of $25.7 million for the first six months of 2022;
•Cash, cash equivalents and restricted cash totaled $1.779 billion as of June 30, 2023, an increase of $95.1 million, or 5.7%, from $1.684 billion as of December 31, 2022; and
•Total headcount was approximately 55,600 as of June 30, 2023. Included in this number were approximately 49,350 delivery professionals, a decrease of 3.4% from March 31, 2023.

2023 Outlook - Full Year and Third Quarter
Full Year
Due to the continued lower levels of client demand, EPAM now expects the following for the full year:
•The Company narrows its expected range for revenues to now be $4.650 billion to $4.700 billion for the full year reflecting a year-over-year decline of 3% at the midpoint of the range. Revenue growth on an organic constant currency basis excluding the impact of the exit from Russia will decline 3% at the midpoint of the range;
•For the full year, EPAM now expects GAAP income from operations to be in the range of 10.5% to 11.5% of revenues including an expected loss on the sale of its Russia operations of $18.4 million and continues to expect non-GAAP income from operations to be in the range of 15% to 16% of revenues;
•The Company now expects its GAAP effective tax rate to be approximately 22% and continues to expect its non-GAAP effective tax rate to be approximately 23%; and
•EPAM now expects GAAP diluted EPS to be in the range of $7.00 to $7.20, and narrows its expected range for non-GAAP diluted EPS to now be $9.90 to $10.10. The Company now expects weighted average diluted shares outstanding for the year of 59.1 million.

Third Quarter
EPAM expects the following for the third quarter:
•Revenues will be in the range of $1.140 billion to $1.150 billion for the third quarter reflecting a year-over-year decline of 7% at the midpoint of the range. Revenue on an organic constant currency basis excluding the impact of the exit from Russia will decline approximately 9% at the midpoint of the range;
•For the third quarter, EPAM expects GAAP income from operations to be in the range of 10% to 11% of revenues including an expected loss on the sale of its Russia operations of $18.4 million and non-GAAP income from operations to be in the range of 15.5% to 16.5% of revenues;
•The Company expects its GAAP effective tax rate to be approximately 24.0% and its non-GAAP effective tax rate to be approximately 23.0%; and
•EPAM expects GAAP diluted EPS will be in the range of $1.62 to $1.70 for the quarter, and non-GAAP diluted EPS will be in the range of $2.52 to $2.60 for the quarter. The Company expects weighted average diluted shares outstanding for the quarter of 59.1 million.

Conference Call Information
EPAM will host a conference call to discuss the results on Thursday, August 3, 2023, at 8:00 a.m. EDT. The conference call will be available live on the EPAM website at https://investors.epam.com. Please visit the website at least 15 minutes prior to the call to register for the event. For those who cannot access the live webcast, a replay will be available in the Investor Relations section of the website.

About EPAM Systems
Since 1993, EPAM Systems, Inc. (NYSE: EPAM) has leveraged its advanced software engineering heritage to become the foremost global digital transformation services provider – leading the industry in digital and physical product development and digital platform engineering services. Through its innovative strategy; integrated advisory, consulting, and design capabilities; and unique 'Engineering DNA,' EPAM's globally deployed hybrid teams help make the future real for clients and communities around the world by powering better enterprise, education and health platforms that connect people, optimize experiences, and improve people's lives. In 2021, EPAM was added to the S&P 500 and included among the list of Forbes Global 2000 companies.

Selected by Newsweek as a 2021, 2022 and 2023 Most Loved Workplace, EPAM's global multidisciplinary teams serve customers in more than 50 countries across six continents. As a recognized leader, EPAM is listed among the top 15 companies in Information Technology Services on the Fortune 1000 and ranked four times as the top IT services company on Fortune's 100 Fastest Growing Companies list. EPAM is also listed among Ad Age's top 25 World's Largest Agency Companies for three consecutive years, and Consulting Magazine named EPAM Continuum a top 20 Fastest Growing Firm.
Learn more at www.epam.com and follow EPAM on Twitter and LinkedIn.

Non-GAAP Financial Measures
EPAM supplements results reported in accordance with United States generally accepted accounting principles, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicate internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expenses, acquisition-related costs including amortization of acquired intangible assets, impairment of assets, expenses associated with EPAM's humanitarian commitment to its professionals in Ukraine, unbilled business continuity resources resulting from Russia's invasion of Ukraine, costs associated with the geographic repositioning of EPAM employees based outside of Ukraine impacted by the war and geopolitical instability in the region, employee separation costs in Russia, certain other one-time charges and benefits, changes in fair value of contingent consideration, foreign exchange gains and losses, excess tax benefits related to stock-based compensation, and the related effect on income taxes of the pre-tax adjustments. Management also compares revenues on an “organic constant currency basis excluding the impact of the exit from Russia,” which is also a non-GAAP financial measure. This measure excludes the effect of acquisitions by removing revenues from an acquired company in the twelve months after completing an acquisition, foreign currency exchange rate fluctuations by translating the current period revenues into U.S. dollars at the weighted average exchange rates of the prior period of comparison and the decision to exit from Russia by removing revenues from customers located in Russia in both the current period and prior period of comparison. Because EPAM’s reported non-GAAP financial measures are not calculated in accordance with GAAP, these measures are not comparable to GAAP and may not be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but rather, should be considered together with the information in EPAM’s consolidated financial statements, which are prepared in accordance with GAAP.

Forward-Looking Statements
This press release includes estimates and statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our business and operations. These statements may include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. Those future events and trends may relate to, among other things, developments relating to the war in Ukraine and escalation of the war in the surrounding region, political and civil unrest or military action in the geographies where we conduct business and operate, difficult conditions in global capital markets, foreign exchange markets and the broader economy, and the effect that these events may have on our revenues, operations, access to capital, and profitability. Other factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and the factors discussed in the Company’s Quarterly Reports on Form 10-Q, particularly under the headings "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" and other filings with the Securities and Exchange Commission. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made based on information currently available to us. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact:
EPAM Systems, Inc.
David Straube, Head of Investor Relations
Phone: +1-267-759-9000 x59419
Email: david_straube@epam.com

EPAM SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$1,170,206	$1,194,861	$2,381,147	$2,366,475
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	808,715	846,323	1,664,616	1,627,159
Selling, general and administrative expenses	194,377	232,527	406,264	469,804
Depreciation and amortization expense	22,768	22,991	45,550	47,250
Income from operations	144,346	93,020	264,717	222,262
Interest and other income, net	11,710	1,579	23,231	1,414
Foreign exchange loss	(6,010)	(85,941)	(10,618)	(108,726)
Income before provision for income taxes	150,046	8,658	277,330	114,950
Provision for/(benefit from) income taxes	30,013	(9,946)	55,005	6,627
Net income	$120,033	$18,604	$222,325	$108,323

Net income per share:
Basic	$2.07	$0.33	$3.84	$1.90
Diluted	$2.03	$0.32	$3.75	$1.84
Shares used in calculation of net income per share:
Basic	57,993	57,240	57,848	57,078
Diluted	59,181	59,020	59,240	58,981

EPAM SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value)

	As of June 30, 2023	As of December 31, 2022
Assets
Current assets
Cash and cash equivalents	$1,776,919	$1,681,344
Trade receivables and contract assets, net of allowance of $14,744 and $15,310, respectively	917,536	932,626
Short-term investments	71,376	60,336
Prepaid and other current assets	106,143	85,319
Total current assets	2,871,974	2,759,625
Property and equipment, net	255,772	273,348
Operating lease right-of-use assets, net	145,844	148,780
Intangible assets, net	68,132	77,652
Goodwill	534,489	529,072
Deferred tax assets	164,471	172,797
Other noncurrent assets	53,015	47,877
Total assets	$4,093,697	$4,009,151

Liabilities
Current liabilities
Accounts payable	$27,289	$30,852
Accrued compensation and benefits expenses	359,299	475,871
Accrued expenses and other current liabilities	127,710	154,339
Income taxes payable, current	30,766	46,069
Operating lease liabilities, current	39,001	40,352
Total current liabilities	584,065	747,483
Long-term debt	25,854	27,693
Operating lease liabilities, noncurrent	115,987	122,317
Other noncurrent liabilities	104,451	108,648
Total liabilities	830,357	1,006,141
Commitments and contingencies
Equity
Stockholders’ equity
Common stock, $0.001 par value; 160,000 shares authorized; 57,968 and 57,668 shares issued, 57,955 and 57,655 shares outstanding at June 30, 2023 and December 31, 2022, respectively	58	58
Additional paid-in capital	913,580	847,965
Retained earnings	2,421,326	2,248,948
Treasury stock	(118)	(118)
Accumulated other comprehensive loss	(72,085)	(95,321)
Total EPAM Systems Inc. stockholders’ equity	3,262,761	3,001,532
Noncontrolling interest in consolidated subsidiaries	579	1,478
Total equity	3,263,340	3,003,010
Total liabilities and equity	$4,093,697	$4,009,151

EPAM SYSTEMS, INC. AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures
(Unaudited)
(In thousands, except percent and per share amounts)

Reconciliation of revenue (decline)/growth as reported on a GAAP basis to revenue (decline)/growth on an organic constant currency basis excluding the impact of the exit from Russia is presented in the table below:

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Revenue (decline)/growth as reported	(2.1)%	0.6%
Foreign exchange rates impact	(0.3)%	0.5%
Inorganic revenue growth	—%	(0.1)%
Impact of exit from Russia	0.7%	1.5%
Revenue (decline)/growth on an organic constant currency basis excluding the impact of the exit from Russia(1)	(1.7)%	2.5%

(1)	Constant currency revenue results are calculated by translating current period revenues in local currency into U.S. dollars at the weighted average exchange rates of the comparable prior period.

Reconciliation of various income statement amounts from GAAP to non-GAAP for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization)(2)	$808,715	$(20,314)	$788,401	$1,664,616	$(46,135)	$1,618,481
Selling, general and administrative expenses(3)	$194,377	$(20,654)	$173,723	$406,264	$(47,193)	$359,071
Income from operations(4)	$144,346	$46,451	$190,797	$264,717	$104,348	$369,065
Operating margin	12.3%	4.0%	16.3%	11.1%	4.4%	15.5%
Net income(5)	$120,033	$36,167	$156,200	$222,325	$80,468	$302,793
Diluted earnings per share	$2.03		$2.64	$3.75		$5.11

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization)(2)	$846,323	$(27,272)	$819,051	$1,627,159	$(27,218)	$1,599,941
Selling, general and administrative expenses(3)	$232,527	$(51,439)	$181,088	$469,804	$(105,693)	$364,111
Income from operations(4)	$93,020	$84,467	$177,487	$222,262	$143,911	$366,173
Operating margin	7.8%	7.1%	14.9%	9.4%	6.1%	15.5%
Net income(5)	$18,604	$121,634	$140,238	$108,323	$178,958	$287,281
Diluted earnings per share	$0.32		$2.38	$1.84		$4.87

Items (2) through (5) above are detailed in the table below with the specific cross-reference noted in the appropriate item.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Stock-based compensation expenses	$15,416	$14,732	$31,427	$14,308
Humanitarian support in Ukraine (a)	2,853	3,279	5,293	22,435
Unbilled business continuity resources (b)	2,045	9,261	9,415	11,831
Discretionary compensation (c)	—	—	—	(21,356)
Total adjustments to GAAP cost of revenues(2)	20,314	27,272	46,135	27,218
Stock-based compensation expenses	17,694	13,161	40,262	20,697
Other acquisition-related expenses	1,340	91	1,581	670
One-time charges	341	2,513	242	3,876
Humanitarian support in Ukraine (a)	1,049	5,088	4,666	11,588
Geographic repositioning (d)	230	14,366	442	33,072
Russia long-lived asset impairment charges (e)	—	—	—	19,570
Russia business restructuring (f)	—	16,220	—	16,220
Total adjustments to GAAP selling, general and administrative expenses(3)	20,654	51,439	47,193	105,693
Amortization of acquired intangible assets	5,483	5,756	11,020	11,000
Total adjustments to GAAP income from operations(4)	46,451	84,467	104,348	143,911
Change in fair value of contingent consideration included in Interest and other income, net	1,218	2,733	1,518	6,106
Impairment of financial assets	—	—	—	1,300
Foreign exchange loss	6,010	85,941	10,618	108,726
Provision for income taxes:
Tax effect on non-GAAP adjustments	(10,151)	(36,930)	(21,665)	(53,399)
Excess tax benefits related to stock-based compensation	(7,361)	(7,382)	(13,383)	(20,491)
Net discrete benefit from tax planning (g)	—	(7,195)	(968)	(7,195)
Total adjustments to GAAP net income(5)	$36,167	$121,634	$80,468	$178,958

(a) Humanitarian support in Ukraine includes expenses related to EPAM's $100 million humanitarian commitment in response to Russia's invasion of Ukraine to support EPAM professionals and their families in and displaced from Ukraine. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.
(b) Given the uncertainty in the region introduced by Russia’s invasion of Ukraine, EPAM has assigned delivery employees in locations outside of the region to ensure the continuity of delivery for customers who have substantial delivery exposure to Ukraine or other delivery concerns resulting from the invasion. These employees are not billed to clients and operate largely in a standby or backup capacity. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.
(c) Discretionary compensation includes the reduction of previously accrued amounts associated with the Company's variable compensation program for the year ended December 31, 2021. This adjustment was made in response to Russia's invasion of Ukraine and is not expected to recur in the future.
(d) Geographic repositioning includes expenses associated with the relocation to other countries of employees based outside of Ukraine impacted by the war and geopolitical instability in the region, and includes the cost of accommodations, travel and food. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.
(e) As a result of the Company's decision to no longer serve customers in Russia, the Company incurred impairment charges for long-lived assets in Russia including charges of $15.1 million associated with property and equipment, $3.8 million associated with right-of-use assets and $0.7 million associated with goodwill for the six months ended June 30, 2022. Consistent with the Company's historical non-GAAP policy, impairment charges have been excluded from non-GAAP results as these are one-time and unusual in nature.

(f) As a result of the Company's decision to no longer serve customers in Russia and begin the process of a phased exit of its operations in Russia, the Company incurred charges associated with employee separation. Consistent with the Company's historical non-GAAP policy, employee separation costs incurred in connection with formal restructuring initiatives have been excluded from non-GAAP results as these are one-time and unusual in nature.
(g) One-time benefit related to the implementation of tax planning to disregard certain foreign subsidiaries as separate entities for U.S. income tax purposes. Consistent with the Company's historical non-GAAP policy, the benefit related to the implementation of tax planning has been excluded from non-GAAP results as it is one-time and unusual in nature.

EPAM SYSTEMS, INC. AND SUBSIDIARIES
Reconciliations of Guidance Non-GAAP Financial Measures to Comparable GAAP Financial Measures
(Unaudited)

The below guidance constitutes forward-looking statements within the meaning of the federal securities laws and is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. Actual results may differ materially from the Company’s expectations depending on factors discussed in the Company’s filings with the Securities and Exchange Commission.
Reconciliation of expected revenue decline on a GAAP basis to expected revenue decline on an organic constant currency basis excluding the impact of the exit from Russia is presented in the table below:

	Third Quarter 2023	Full Year 2023
Revenue decline (at midpoint of the range)	(7)%	(3)%
Foreign exchange rates impact	(2.5)%	(1.0)%
Inorganic revenue growth	—%	—%
Impact of exit from Russia	0.5%	1.0%
Revenue decline on an organic constant currency basis excluding the impact of the exit from Russia (at midpoint of the range) (6)	(9)%	(3)%

(6)	Constant currency revenue results are calculated by translating expected revenues in local currency into U.S. dollars at the weighted average exchange rates of the comparable prior period.
Reconciliation of expected GAAP to non-GAAP income from operations as a percentage of revenues is presented in the table below:

	Third Quarter 2023	Full Year 2023
GAAP income from operations as a percentage of revenues	10% to 11%	10.5% to 11.5%
Stock-based compensation expenses	3.3%	3.2%
Included in cost of revenues (exclusive of depreciation and amortization)	1.5%	1.4%
Included in selling, general and administrative expenses	1.8%	1.8%
Humanitarian support in Ukraine (a)	0.2%	0.3%
Unbilled business continuity resources (b)	—%	0.1%
Loss on sale of Russia operations (h)	1.6%	0.4%
One-time charges	—%	0.1%
Amortization of acquired intangible assets	0.4%	0.4%
Non-GAAP income from operations as a percentage of revenues	15.5% to 16.5%	15% to 16%

(h) On July 26, 2023, the Company completed the sale of its remaining operations in Russia. The Company expects to record a loss on sale of approximately $18.4 million during the third quarter of 2023, including the recognition of the accumulated currency translation loss related to the subsidiary currently included in Accumulated other comprehensive loss. The Company expects to exclude this loss from non-GAAP results as it is one-time and unusual in nature.
Reconciliation of expected GAAP to non-GAAP effective tax rate is presented in the table below:

	Third Quarter 2023	Full Year 2023
GAAP effective tax rate (approximately)	24%	22%
Excess tax benefits related to stock-based compensation	2.0%	3.3%
Tax effect on non-GAAP adjustments	(3.0)%	(2.3)%
Non-GAAP effective tax rate (approximately)	23%	23%

Reconciliation of expected GAAP to non-GAAP diluted earnings per share is presented in the table below:

	Third Quarter 2023	Full Year 2023
GAAP diluted earnings per share	$1.62 to $1.70	$7.00 to $7.20
Stock-based compensation expenses	0.67	2.52
Included in cost of revenues (exclusive of depreciation and amortization)	0.30	1.12
Included in selling, general and administrative expenses	0.37	1.40
Humanitarian support in Ukraine (a)	0.05	0.28
Unbilled business continuity resources (b)	—	0.16
Loss on sale of Russia operations (h)	0.31	0.31
One-time charges	—	0.01
Other acquisition-related expenses	—	0.03
Amortization of acquired intangible assets	0.09	0.37
Change in fair value of contingent consideration	—	0.03
Foreign exchange loss	0.03	0.23
Provision for income taxes:
Tax effect on non-GAAP adjustments	(0.20)	(0.72)
Excess tax benefits related to stock-based compensation	(0.05)	(0.30)
Net discrete benefit from tax planning (g)	—	(0.02)
Non-GAAP diluted earnings per share	$2.52 to $2.60	$9.90 to $10.10